Exhibit 10.42
SEVERANCE AND CHANGE OF CONTROL AGREEMENT
SEVERANCE AND CHANGE OF CONTROL AGREEMENT (“Agreement”), dated as of December 10, 2010 (the “Effective Date”) by and between SMART Modular Technologies (WWH), Inc. (the “Company”), and John Moyer (“Executive”).
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
Definitions
Section 1.01 Definitions. For purposes of this Agreement, the following definitions shall have the following meanings:
(i) “Cause” shall mean the occurrence of one or more of the following: (A) an act of material fraud or material dishonesty made by Executive against the Company in connection with Executive’s responsibilities which the Company reasonably believes will damage its business; (B) Executive’s conviction of, or plea of nolo contendere to, a felony (excluding traffic offenses) which the Board of Directors reasonably believes had or will have a material detrimental effect on the reputation or business of the Company or its affiliates; (C) Executive’s intentional or gross misconduct; (D) Executive’s intentional improper disclosure of confidential information; (E) Executive’s continued material violations of material Company policies or material provisions of Executive’s agreements with the Company, after written notice from the Company or one of its affiliates, and a reasonable opportunity of not less than 30 days to cure (to the extent capable of cure) such violations; (F) Executive’s failure to cooperate with the Company in any investigation or formal proceeding; or (G) Executive’s continued material violations of Executive’s duties, or repeated material failures or material inabilities to perform any reasonably assigned duties, after written notice from the Company or one of its affiliates, and a reasonable opportunity of not less than 30 days to cure (to the extent capable of cure) such violations, failures or inabilities.
(ii) “Change of Control” means the occurrence of any one or more of the following:
(A) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which Executive has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation, hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity;

(B) the sale or other disposition of all or substantially all of the Company’s assets (other than to any entity or group in which Executive has not less than a 5% beneficial interest); or
(C) any acquisition by any person or persons (other than any entity or group in which Executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s securities shall not be considered a Change of Control;
(D) if during any period of 12 consecutive months, individuals who at the beginning of any such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved or recommended by at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period and any such newly approved directors;
provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state or jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who directly or indirectly held the Company’s securities immediately before such transaction.
(iii) “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units, stock appreciation rights and performance-based stock awards.
(iv) “Good Reason” means:
(A) a material diminution in base or total cash compensation, other than a Company-wide salary reduction program;
(B) a material diminution in title, operational duties or responsibilities; provided that, for the avoidance of doubt, Good Reason shall not have occurred if after a change of control of the Company, Executive is performing substantially the same duties and responsibilities as before the change of control but the Company (or its successor) is a larger organization, or Executive is performing such duties and responsibilities for a business unit of a parent entity that is a larger organization than Company was before the change of control and the business unit continues substantially all of the business of the Company;

(C) relocation of Executive’s primary work location by at least 50 miles; or
(D) the failure of the successor entity to assume any agreement that Executive had with the Company;
provided that notwithstanding the foregoing, an Executive’s termination will not be for Good Reason unless the Executive (x) notifies the Company in writing of the existence of the condition which the Executive believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (y) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition (to the extent such condition is capable of being cured), and (z) if the Company does not remedy such condition within such period, and Executive actually terminates employment within 30 days after the expiration of such remedy period.
ARTICLE 2
Term And Nature Of Agreement
Section 2.01. Term. This Agreement shall be in force until the fourth anniversary of the Effective Date, and thereafter renew for automatic one-year terms, unless at least 30 days before the expiration of the then-current term the Company shall give the Executive written notice of termination of this Agreement as of the end of the then-current term; provided that the Company may not give such notice if a Change of Control has occurred prior to such date until at least 12 months following such Change of Control.
Section 2.02. At-Will Employment. Nothing in this Agreement shall change the at-will nature of Executive’s employment with the Company.
ARTICLE 3
Severance and Change of Control Benefits
Section 3.01. Severance Benefits.
(a) If Executive is terminated by the Company without Cause, Executive shall be entitled to all of the following (the “Severance Benefits”), provided that Executive executes and lets become effective, a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within the period of time specified by the Company (which shall be 21 days to sign and 7 days to revoke, unless a longer period is required by law) following the termination of employment:
(i) a lump sum cash payment within 60 days following termination of employment (subject to Section 5.12 below) equal to:
(A) 0.5 times Executive’s then existing annual base salary;

(B) to the extent any bonus could be earned in the current fiscal year under the terms of the Company’s bonus program but is not yet earned or paid, a prorated bonus (based on the determination by the Company’s compensation committee (“Compensation Committee”) of Company performance through the date of termination), prorated through the date of termination; and
(ii) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (A) 6 months following the termination date or (B) the date Executive becomes eligible for health benefits with another employer, which shall be paid no later than the due date for such coverage.
Section 3.02. Treatment of Performance-Based Equity on Change of Control. Upon a Change of Control, to the extent Executive holds any Equity Awards that remain subject to issuance or vesting based on performance (the “Performance Awards”), a prorated portion of the Performance Awards shall become issued and/or vested upon the Change of Control based on performance measured immediately prior to the Change of Control (as determined by the Compensation Committee prior to the Change of Control), and the remainder of the Performance Awards (the “Remainder Awards”) shall issue and/or vest in equal monthly installments over the original performance period (unless accelerated under Section 3.03 below); provided, that if the successor to the Company does not assume or substitute the Remainder Awards with a substantially equivalent award, the amount of the Remainder Awards shall become issued and/or vested upon the Change of Control.
Section 3.03. Change of Control Severance Benefits.
(a) If within two months prior to, or within 12 months following, a Change of Control, Executive is terminated by the Company without Cause or Executive resigns for Good Reason, Executive shall be entitled to the following (“Change of Control Severance Benefits”) in lieu of any Severance Benefits under Section 3.01 above, provided that Executive executes and lets become effective the Release within the period of time specified by the Company (which shall be 21 days to sign and 7 days to revoke, unless a longer period is required by law) following the termination of employment:
(i) a lump sum cash payment within 60 days following termination of employment (subject to Section 5.12 below) equal to:
(A) 1 times Executive’s then existing annual base salary;

(B) 1 times the cash bonus paid or payable for the most recently completed fiscal year (in addition to the cash bonus paid or payable with respect to the most recently completed fiscal year); and
(C) to the extent any bonus could be earned in the current fiscal year under the terms of the Company’s bonus program but is not yet earned or paid, a prorated bonus (based on the Compensation Committee’s determination of Company performance through the date of termination), prorated through the date of termination;
(ii) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (A) 12 months following the termination date or (B) the date Executive becomes eligible for health benefits with another employer, which shall be paid no later than the due date of payments for such coverage; provided that if Executive is no longer eligible for COBRA continuation coverage, the Company may provide a lump sum payment calculated based on the monthly premiums immediately prior to the expiration of COBRA coverage; and
(iii) 50% of all of the Executive’s unvested and outstanding Equity Awards (including the Performance Awards) shall become vested.
Section 3.04. Resignation of Corporate Offices. In connection with any termination of employment, Executive will resign Executive’s office, if any, as a director, officer, trustee or employee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment.
Section 3.05. Accrued Compensation and Benefits. In connection with any termination of employment upon or following a Change of Control (whether or not under Section 3.01 above), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangement.

Section 3.06. Continuing Obligations. Executive acknowledges his or her continuing obligations under the Employment, Confidential Information and Invention Assignment Agreement (or similar agreement) with the Company (the “Confidentiality Agreement”), including but not limited to Executive’s obligations not to use or disclose, at any time, any trade secret, confidential or proprietary information of the Company.
Section 3.07. Limitation on Change of Control Payments.
(a) If the Change of Control Severance Benefits together with any other payment or benefit Executive would receive pursuant to a Change of Control (collectively, “COC Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such COC Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the COC Payment that would result in no portion of the COC Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the COC Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the COC Payment notwithstanding that all or some portion of the COC Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the COC Payment equals the Reduced Amount, reduction shall occur in the following order (in case prorated between those not subject to Section 409A and those subject to Section 409A as deferred compensation): (1) reduction of cash payments; (2) cancellation of acceleration of vesting; and (3) reduction of non-cash employee benefits. In the event that acceleration of vesting is to be reduced, it shall be cancelled in the reverse order of the date of grant of the Equity Awards. To the extent any such benefit is to be provided over time, then the benefit shall be reduced in reverse chronological order.
(b) The Company may engage the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control or another firm to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.
(c) The accounting firm engaged to make the determinations hereunder shall be engaged by the Company to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a COC Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

ARTICLE 4
Executive Covenants
Section 4.01. Confidentiality and Non-Disclosure Agreement. Executive agrees to continue to comply with the Confidentiality Agreement during and after the term of this Agreement.
Section 4.02. Non-Solicitation; Non-Disparagement.
(a) Without limiting the terms of the Confidentiality Agreement, Executive agrees that during his employment with the Company and for a period of 12 months thereafter, he shall not, on his own behalf or on behalf of or in connection with any other person, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, alone or through or in connection with any person, solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Company or any of its affiliates, any individual who is employed or engaged by the Company or any of its affiliates.
(b) Executive agrees that he shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation; provided that nothing herein shall prevent Executive from responding accurately and fully to any question, inquiry or request for information when required by law or legal process.
(c) Company shall direct its executives, and shall request in writing that the executives of the successor to the Company, not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Executive or Executive’s reputation; provided that nothing herein shall prevent executives of the Company or the successor to the Company from responding accurately and fully to any question, inquiry or request for information when required by law or legal process.
Section 4.03. Material Inducement; Specific Performance. If any provision of this Agreement or the Confidentiality Agreement is determined by a court or arbitrator of competent jurisdiction not to be enforceable in the manner set forth herein or therein, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court or arbitrator shall reform such provision to make it enforceable in accordance with the intent of the parties. Executive agrees that a material breach or threatened breach of this Article or the Confidentiality Agreement may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive materially breaches any of those covenants during or following termination of employment, the Company may be entitled to an injunction or other equitable relief in addition to any other relief to which the Company may become entitled.

ARTICLE 5
Miscellaneous
Section 5.01. Assignment; Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become subject to a permanent disability while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable. This Agreement shall be binding on the Company’s successors and assigns.
Section 5.02. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. In all events, other than and to the extent of those involving a violation by Executive of Section 4.01 and 4.02, the Company shall be responsible for the payment of all costs of arbitration as well as both parties’ attorneys’ fees; provided that the Company shall not be responsible for the payment of Executive’s attorneys’ fees if Executive does not prevail on at least one material issue in dispute.
Section 5.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.
Section 5.04. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided that the Severance Benefits and the Change of Control Severance Benefits shall not be duplicative of any severance benefits under any such plans, programs, policies or practices or any other agreement between Executive and the Company and that any amounts payable to Executive hereunder shall be reduced by any amounts paid or notice due to Executive as required by any applicable federal, state or local law (including without limitation the WARN Act) in connection with any termination of Executive’s employment. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan, but not including severance benefits), at or subsequent to the termination date shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

Section 5.05. Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.
Section 5.06. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to the matters herein, and supersedes all prior and contemporaneous discussions, negotiations, and agreements concerning such rights including, without limitation, the Offer Letter dated October 23, 2007.
Section 5.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company determines are required to be withheld.
Section 5.08. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
Section 5.09. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
Section 5.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
Section 5.11. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.
Section 5.12. Code Section 409A.
(a) Any lump sum payments due as Severance Benefits or Change of Control Severance Benefits hereunder shall be paid within 60 days following termination of employment so long as the Release has become effective during such 60-day period, but if such 60-day period during which Executive may sign and let become effective the Release, begins in a first taxable year and ends in a second taxable year, such payment shall only be made in the second taxable year.

(b) This Agreement and the payments and benefits hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Code, and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and therefore, unless otherwise expressly provided herein, all Severance Benefits or Change in Control Severance Benefits shall be paid no later than two and one-half (2 1/2) months after the end of the taxable year of the Executive in which the termination of employment occurs. To the extent they do not so qualify, the Severance Benefits and Change of Control Severance Benefits are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible.
(c) To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment Executive is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, then to the extent required in order to comply with Section 409A (including with respect to any payments or benefits hereunder that are determined to be in substitution for “deferred compensation” subject to Section 409A), amounts that would otherwise be payable under this Agreement during the six-month period immediately following the termination date shall instead be paid on the earlier of (i) the first business day after the date that is six months following the termination date or (ii) Executive’s death. All references herein to “termination date” or “termination of employment” shall mean “separation from service” as an employee within the meaning of Section 409A.
(d) It is intended that each installment of payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses); in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses; and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement, to be effective as of the date and year first written above.

SMART MODULAR TECHNOLOGIES (WWH), INC.
By:
	Name:	Iain MacKenzie
	Title:	President and CEO

EXECUTIVE:

Date:

Exhibit A — Form of Release
Reference is made in this Release (“Release”) to the terms set forth in the Severance and Change of Control Agreement dated                      (the “Agreement”) between SMART Modular Technologies (WWH), Inc. (together with its successors and assigns, the “Company”) and the undersigned                      (“Executive”).
1. Release. In consideration for the benefits outlined in the Agreement (the “Severance Benefits”), to which I am not otherwise entitled, I hereby generally and completely release the Company and its affiliated entities (collectively “Company Entities”) and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the time I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), Sections 1981 through 1988 of Title 42 of the United States Code, the California Fair Employment and Housing Act (as amended), Calif. Gov’t Code § 12900 et seq., California Business and Professions Code § 17200 or any other provisions of the California unfair trade or business practices laws, the California Family Rights Act, Calif. Gov’t Code § 12945.2, the California Occupational Safety and Health Act, Divisions 4, 4.5, and 4.7 of the California Labor Code beginning at § 3200, any provision of the California Constitution, any provision of the California Labor Code that may lawfully be released, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act; and (6) any other federal, state or local law, rule, regulation, or ordinance; (7) any public policy, contract, tort, or common law; and (8) any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters. This Release does not apply to (x) claims which cannot be released as a matter of law, (y) any right I may have to enforce the Agreement, or (z) my eligibility for indemnification and similar matters in accordance with applicable laws, the articles, charter and bylaws of the Company or any indemnification agreement I have with the Company.

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2. ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that:
(a) my waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date I sign this Release;
(b) I have the right to consult with an attorney prior to signing this Release;
(c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier);
(d) I have seven (7) days after I sign this Release to revoke the Release; and
(e) this Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this Release, assuming I have returned it to the Company by such date.
3. Waiver of Unknown Claims. In granting the general release herein, I acknowledge that I have read and understand California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect.
This Release, together with the Agreement, constitutes the entire understanding of the parties on the subjects covered.

EXECUTIVE:

[NAME]
Dated:

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